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                                                                   EXHIBIT 12.1


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                                                        Three Months Ended
                                                       Year Ended December 31,               March 31,
                                            ------------------------------------------  -------------------
                                              1998     1997     1996    1995     1994     1999      1998
                                            -------- -------- -------- ------- -------  --------- ---------

Earnings
  Income (loss) before taxes and minority
    interest................................$  74.5     31.0    (42.2) $(32.1)  $ 4.9   $  26.8      $ 14.6

  Adjustments:
    Minority interest in losses of
      consolidated subsidiaries.............  ---      ---      ---     ---      ---      ---       ---
    Undistributed (income) loss of less
      than 50% owned investments.............  ---      ---      ---     ---      ---     ---       ---
    Distributions from less than 50% owned
      investments...........................  ---      ---      ---     ---      ---      ---       ---
    Fixed charges...........................   52.4     49.0     72.2    50.4    39.8                9.8
                                             ------- -------- --------  ------ -------  --------- ---------

  Earnings..................................  126.9     80.0     30.0    18.3    44.7     41.5      24.4
                                             ------- -------- --------  ------ -------  --------- ---------

Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization............................   47.2     39.4     45.2    39.5    30.5     13.3       8.8
  Accretion of redeemable convertible
    preferred stock........................   ---        4.8     22.9     7.3     6.0    ---       ---
  Amortization/writeoff of debt issuance
    costs...................................    2.1      2.6      2.6     2.3     2.3      0.6       0.5
  Portion of rental expense representative
    of interest factor (assumed to be 33%)..    3.1      2.2      1.5     1.3     1.0      0.8
                                             ------- -------- --------  ------ -------  --------- ---------

  Fixed charges.............................$  52.4     49.0     72.2  $ 50.4   $39.8   $ 14.7      $
                                             ------- -------- --------  ------ -------  --------- ---------

Ratio of earnings to combined fixed charges.
                                                2.4x     1.6x    (1)     (1)      1.1x     2.8X       2.5
                                             ======= ======== ========  ====== =======  ========= =========

Amount of earnings deficiency for coverage
   of combined fixed charges................
                                            $  ---   $ ---     $ 42.2  $ 32.1   $ ---   $  ---    $ ---
                                             ======= ======== ========  ====== =======  ========= =========


   (1)  Less than 1.0x
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